Exhibit 99.1

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	CCG Investor Relations
Ray Chen, Vice President of Investor Relations	Mark Collinson
Tel: +86-139 2527 9478	Tel: +1-310-954-1343
E-mail: rc@cnpti.com	Email: mark.collinson@ccgir.com
Website: http://www.cnpti.com	Website: http://www.ccgasiair.com

FOR IMMEDIATE RELEASE

China Shengda Packaging Group Inc. Notified by NASDAQ of Non-Compliance with $1.00 Minimum Closing Bid Price Requirement

HANGZHOU, CHINA, October 31, 2011 – China Shengda Packaging Group Inc. (NASDAQ: CPGI) (“China Shengda Packaging” or the “Company”), a leading Chinese paper packaging manufacturer, today announced the Company received a letter from the NASDAQ Stock Market on October 27, 2011 indicating that, for the previous 30 consecutive business days, the bid price of the Company's common stock had closed below the minimum $1.00 per share requirement for continued inclusion on The NASDAQ Global Market under NASDAQ Listing Rule 5450(a)(1). The letter did not indicate the Company’s non-compliance with any other listing requirement. The notification has no effect at this time on the listing of the Company's common stock, which will continue to trade on the NASDAQ Global market under the symbol CPGI.

The Company has been provided 180 calendar days, or until April 24, 2012, to regain compliance. If at any time before this date the Company's common stock has a closing bid price of $1.00 or more for a minimum of 10 consecutive business days, NASDAQ staff will notify the Company that it has regained compliance.

If the Company has not regained compliance by April 24, 2012, it may be eligible for additional time. The Company would be required to meet certain continued listing requirements and the initial listing criteria for The NASDAQ Capital Market except for the bid price requirement and will need to provide written notice of its intention to cure its deficiency during the second compliance period. If it meets these criteria, NASDAQ staff will notify the Company that it has been granted an additional 180 day compliance period. If the Company is not eligible for an additional compliance period, NASDAQ will provide the Company with written notification that its common stock will be delisted. At that time, the Company can appeal NASDAQ's determination to delist its common stock to a NASDAQ Hearings Panel.

The Company intends to consider all available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirements. In addition, the Company intends to explore other options for the listing of its common stock.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's efforts and plans to regain compliance with the listing requirements of the NASDAQ Global Market, for instance there can be no assurance that the minimum bid price of the Company's common stock will increase so as to comply with NASDAQ Listing Requirement Rule 5450(a)(1), and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise, except as required by law.

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